Exhibit 99.1

News Release

Contact information:
Heather J. Wietzel
Vice President, Investor Relations
217-788-5144
investorrelations@horacemann.com

Horace Mann Announces New Organizational Structure to Accelerate Profitable Growth and Strengthen Solutions Orientation
Aligned around established Products, Distribution and Infrastructure strategy
SPRINGFIELD, Ill., Oct. 24, 2019 - Horace Mann Educators Corporation (NYSE:HMN) today announced a new organizational structure to support the next phase of the company’s growth strategy and its goal of achieving a double-digit core return on equity. These changes clearly align members of the existing senior management team with the company’s customer-centric solutions oriented strategy and better leverage its leadership position in the K-12 public education market.
William Caldwell, Executive Vice President, Product, will lead the company’s product offerings, comprised of the Property & Casualty, Retirement, and Life businesses. Bill joined the company in November 2013 and has successfully repositioned the property and casualty business for profitable growth.
Matthew Sharpe, Executive Vice President, Strategy and Business Development, will lead the company’s distribution efforts. Matt has been with Horace Mann since January 2012 and led the transformational acquisition of National Teachers Associates (NTA) and reinsurance of the legacy annuity business. He brings a strategic focus to our sales and worksite marketing operations, with a goal of accelerating our household acquisition efforts and increasing our market share.
Wade Rugenstein, Executive Vice President, Operations, will lead the company’s operational functions, while continuing leadership of the Supplemental insurance business as we work towards full integration. Wade joined Horace Mann in July 2019, having previously served as President and Chief Executive Officer of NTA since April 2015. Under his leadership, NTA was named to the 2019 Ward's Top 50, a list of top performing insurance companies based on financial performance, objective data and subjective quality measures. Wade will continue to advance Horace Mann’s efforts to modernize its infrastructure, improve expense efficiencies and deliver great educator customer experiences.
“We have been building a solutions-oriented organization that brings a unique approach to serving the insurance and retirement savings needs of the nation’s K-12 educators. Our transformative efforts, and multi-year initiatives focused on improving our products, distribution and infrastructure, have put the key components of our growth strategy in place. We are a larger, more diverse company with a strong long-term outlook,” said Marita Zuraitis, President and Chief Executive Office. “This organizational realignment allows us to leverage our talented senior leadership team as we capitalize on the profitable growth opportunities in all of our businesses.”

About Horace Mann
Horace Mann is the largest financial services company focused on providing America's educators and school employees with insurance and retirement solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Ill. For more information, visit horacemann.com.
Safe Harbor Statement
Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company's Quarterly Report on Form 10-Q for the period ended June 30, 2019 and the company's past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements.
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